Exhibit 10.20

                           SALE AND PURCHASE AGREEMENT

         THIS AGREEMENT, made and entered into as of this 10th day of May, 1995, by and between Sara Lee Corporation, a Maryland corporation, (hereinafter called "Seller"), and Pluma, Inc., a North Carolina corporation, (hereinafter called "Buyer").

                              W I T N E S S E T H:

         That for and in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

         1. CONVEYANCE. Seller agrees to sell and convey and Buyer agrees to purchase and take title to that certain parcel of improved real estate consisting of approximately 42 acres situated in Rocky Mount, Virginia as more particularly described in Exhibit A attached hereto and made a part hereof (hereinafter called the "Property"). The Property shall be purchased by Buyer upon the terms and conditions herein set forth and subject only to the Permitted Exceptions hereinafter set out.

         2. PURCHASE PRICE. The Purchase Price of the Property shall be One Million Dollars ($1,000,000.00). Simultaneously with the final execution of this Agreement by all parties, Buyer shall deliver to Seller, the sum of Twenty-Five Thousand Dollars ($25,000.00) as Earnest Money. Said Earnest Money shall be credited against the Purchase Price at closing. The balance of the Purchase Price shall be paid at closing by wired funds transmitted to Sara Lee Knit Products, a division of Sara Lee Corporation, Account Number 50-41694, First National

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Bank of Chicago, ABA Routing 071000013. If it is determined that the closing will not take place for any reason other than Buyer's default hereunder, the Earnest Money shall be returned to Buyer.

         3. BROKERAGE. Buyer and Seller each represent to the other that it has not dealt with a broker or agent in connection with this transaction. Each party will indemnify and hold the other harmless from and against any claims, demands, liabilities, and causes of action (including without limitation attorneys' fees and court costs) for brokers' fees, commissions, or charges arising out of or in connection with such party's actions relative to this sale.

         4. TITLE. Buyer agrees to purchase at its sole cost and expense, promptly after the date hereof, a commitment from a title insurer of Buyer's choice (the "Title Company") to issue Buyer a title insurance policy (an ALTA Form-B Owner's Policy) showing the status of the title to the Property. Buyer agrees at the closing or as soon as possible thereafter, to obtain at Buyer's sole expense, an ALTA Form-B Owner's Policy issued by the Title Company, insuring in Buyer a good and marketable fee simple title to the Property. On the closing date hereof, the title to the Property shall be free from defects and encumbrances except for the following (collectively, the "Permitted Exceptions"):

          (a)      general real estate taxes which are not yet due and payable;

          (b) general and special assessments against the Property which are not yet due and payable;

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                  (c)      exceptions to title pertaining to any zoning,
rezoning, variance, site plan, concept plan, or use restrictions relating to the Property;

                  (d) all those certain exceptions to title set forth in the title commitment to be obtained by Buyer pursuant to this paragraph 4;

                  (e) exceptions to title relating to any matters created by, through, or under the acts (or omissions to act) of Buyer, its employees, agents, contractors, licensees, or engineers;

                  (f) exceptions or encumbrances to title with respect to which the Title Company commits to insure against loss that may be sustained by Buyer by reason of such exceptions or encumbrances to title;

                  (g) the general exceptions to title and the printed exclusions and conditions and stipulations set forth in the title commitment to be obtained by Buyer pursuant to this paragraph 4;

                  (h) all easements, road right-of-way agreements, restrictions, and encumbrances of record;

                  (i)      exceptions to title approved by Buyer;

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                  (j)      any matters which would be disclosed by an accurate
survey and inspection of the Property;

         If a survey of the Property is necessary, it shall be made at the sole expense of Buyer.

         5. BUYER'S OBLIGATION TO CLOSE. Buyer's obligation hereunder to close shall be subject only to the Property being (i) in substantially the same condition on the closing date as it is on the date of this Agreement, and (ii) the title to the Property being free from defects and encumbrances except for the Permitted Exceptions and except as otherwise expressly provided herein. If this condition is not fulfilled, then either party shall have the option to terminate this Agreement on or before the closing date, in which event the Earnest Money shall be returned immediately to Buyer, and both parties shall be relieved of all further liability hereunder.

         6. INVESTIGATION BY BUYER. Through and with the assistance of such third- parties as Seller may hereafter approve in writing, Buyer shall have the right, at any time after the date of this Agreement, to enter upon the Property in order to survey the Property, to make engineering inspections thereon, and to make drillings and borings and other examinations of the surface and subsurface conditions of the Property, including investigations of the soil and subsurface water conditions of the Property and environmental audits or investigations of the Property (collectively, "the investigations"), all at Buyer's sole cost and risk. Buyer shall forever indemnify Seller from and against any and all liability suffered by Seller as a result of Buyer's, employees', agents', or representatives' activity upon the Property. Following the investigations,

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the Property shall be restored by Buyer to the condition which existed prior to the investigations. Buyer shall promptly deliver copies of all results of the investigations, including all test data and reports, to Seller. Said information, test data, and reports resulting from the investigations will be kept strictly confidential and will not be used for any purpose other than the evaluation of a possible purchase of the Property. Under no circumstances will any part of same be provided to any third party, exclusive of professional advisors engaged by Buyer to assist with this transaction, unless Seller has first been satisfied that proper arrangements have been made to preserve its confidentiality and Seller has expressly consented in writing to Buyer's releasing the information to the other party. All necessary steps will be taken by Buyer to keep the information in full and complete confidence. None of the information resulting from the investigations may be copied, duplicated, or otherwise reproduced in any form. In the event of a breach, or attempted or contemplated breach of the foregoing obligations, Buyer hereby acknowledges that monetary damages alone will be inadequate to compensate Seller, and accordingly, Buyer agrees that, in such event, Seller will be entitled to injunctive relief to prevent the disclosure of the information, together with such other remedies as may be available to Seller either at law or in equity. The obligations of Buyer contained in this paragraph 6 shall be continuing obligations of Buyer which shall survive the termination of this Agreement.

         7. CLOSING. The closing hereunder shall take place at the Law Offices of Micheaux Raine, Esq., Raine & Perdue, 106 Main Street, Rocky Mount, Virginia 24151 at 11:00 a.m. on May 26, 1995 or such mutually acceptable date through May 26, 1995 as the parties may hereafter agree upon in writing.

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At the closing:

                  (a) Seller shall execute a Special (Limited) Warranty Deed, conveying the Property to Buyer, subject only to the Permitted Exceptions.

                  (b) Buyer shall pay the balance of the Purchase Price to Seller.

                  (c) Buyer shall pay all transfer taxes, revenue stamps, and recording charges in connection with this purchase of the Property, except recordation tax applicable to Grantors.

                  (d) Buyer shall pay any and all costs and fees charged by the Title Company in connection herewith, including, without limitation, fees for the title examination, title commitment, title insurance policy, and escrow closing fees.

                  (e) Buyer shall deliver to Seller a check payable to Seller in the amount of Forty-Three Thousand One Hundred Dollars ($43,100.00) in payment for that personal property listed in Exhibit B annexed hereto and made a part hereof (the "Purchased Personal Property");

                  (f) Seller shall execute and deliver to Buyer a Bill of Sale conveying title to the Purchased Personal Property.

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         8.       POST CLOSING OBLIGATIONS.

                  (a) Within not more than thirty (30) days following the closing date, and upon the taking of subsequent actual readings for water, sewer, and utility services for the month in which closing occurs, the apportionment of such charges shall be calculated as of the closing date. Buyer shall make a payment to Seller based upon such calculation, if any such payment be due, and Seller shall make payment in full to the service providers for the month in which the closing occurs (taking into account any advance payment or payments made by Seller for any utilities which advance payments shall be credited against charges for same in the month in which the closing occurs). If Seller shall not have been successful in obtaining meter readings for water, sewer, and utility services as of the day prior to the closing date, utility charges shall be prorated based upon the per diem charges for the month in which the closing occurs.

                  (b) If any refunds of real property taxes or assessments, water rates and charges or sewer taxes and rents shall be made after the closing, the same shall be held in trust by Seller or Buyer, as the case may be, and shall first be applied to the unreimbursed costs incurred in obtaining the same, and the balance, if any, shall be paid to Seller (for the period prior to the Closing Date) and to Buyer (for the period commencing with the Closing
Date).

                  (c) Buyer shall remit payment in full to City and County authorities for all 1995 real estate and ad valorem taxes and assessments, if any, on Property. Within not less

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than ten (10) days before the last day on which such taxes and assessments, if any, are timely payable, Seller shall pay to Buyer a sum of money equal to Seller's apportioned share of real estate and ad valorem taxes and assessments, if any, based on the 1995 rates and assessed valuation, which share shall be determined by apportionment as of midnight on the day prior to the Closing Date (the "Apportionment Time");

                  (d) Buyer shall have the right to operate the Property effective June 12, 1995. Notwithstanding the foregoing, Buyer shall afford to Seller a period of not less than thirty (30) days following the Closing Date in which Seller may remove from Property all Seller's equipment and personal property except the air compressors, feed rails, air lines, dock levelers and seals, and Purchased Personal Property. During the period in which Buyer and Seller may both be utilizing the Property, each shall cooperate with the other and exercise reasonable efforts not to obstruct or interfere with the other's utilization of the Property.

         9.       REMEDIES.

                  (a) In the event Seller fails to keep or perform any of the covenants or obligations to be kept or performed by Seller under this Agreement, and the same shall continue for ten (10) days following written notice thereof to Seller specifying such default, Buyer may terminate this Agreement, in which event the Earnest Money shall be returned to Buyer, and Buyer shall have the right to all remedies provided at law or in equity respecting Seller's default hereunder.

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                  (b) In the event Buyer fails to keep or perform any of the covenants or obligations to be kept or performed by Buyer under this Agreement and the same shall continue for ten (10) days following written notice thereof to Buyer specifying such default, Seller may terminate this Agreement, in which event the Earnest Money and all interest thereon shall be paid to Seller, and Seller shall also have the right to all remedies provided at law or in equity.

         10. CONDITION OF THE PROPERTY. Possession of the Property shall be delivered by Seller to Buyer at closing. Buyer agrees to accept the Property at such time on an "as-is," "where is," and "with all faults" basis and condition, and Seller shall have no obligation to improve the Property, including but not limited to the environmental condition of the Property, or remove any existing improvements located thereon. Seller shall have the right, but not the obligation, at any time prior to closing hereunder, to remove from the Property all or any part of Seller's personal property, machinery, equipment, trade fixtures, and signs not being purchased by Buyer which, when so removed, shall remain Seller's property. Any such property not removed by Seller prior to closing shall remain with and be deemed a part of the Property. Buyer expressly acknowledges and agrees that Seller has not and does not make any representation, covenant, or warranty, express or implied, regarding the condition of the Property or the fitness of the Property for any intended or particular use, any and all such representations, covenants, and warranties, express or implied, being hereby expressly denied by Seller and waived by Buyer. Buyer represents and warrants that, prior to closing, Buyer shall have made or caused to be made all such investigations, examinations, assessments, and audits of the Property as Buyer wishes to make or have made, including without limitation the

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investigations provided for in Paragraph 6 hereof. Buyer assumes the risk that adverse physical characteristics and existing conditions may not have been or may not be revealed by the foregoing, and Buyer waives all claims, objections to, or complaints about physical characteristics and existing conditions of the Property, including, without limit, subsurface conditions, solid and hazardous wastes and substances, and toxic wastes and substances on, under, or related to the Property, and Buyer agrees that it shall not at any time hereafter have or assert any claims against Seller resulting from or associated with the condition of the Property. Buyer shall forever indemnify and hold Seller harmless from and against any and all claims, damages, judgments, costs, losses, liabilities, and expenses which may be suffered or incurred by Seller by reason of, resulting from, in connection with, or arising in any manner whatsoever out of any breach by Buyer of the covenants contained in this paragraph which covenants shall survive the closing and consummation of the transactions contemplated in this Agreement and remain in effect. In any such action by Buyer this Agreement may be pleaded by Seller as a defense or by way of counterclaim or cross-complaint.

         11. ASSIGNMENT. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. The Seller may assign any of its rights or interests hereunder to any person, persons, or entities of its choosing. The Buyer may not assign any of its rights or interest hereunder without obtaining the prior written consent of Seller.

         12. CUMULATIVE RIGHTS. All rights, privileges, and remedies of each of the parties provided for in this Agreement shall be cumulative, and exercise of one remedy provided

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for in any paragraph of this Agreement shall not be deemed to be a waiver of all other rights, remedies, or privileges provided for herein.

         13. INDEPENDENT CONTRACTORS. It is expressly understood and agreed that each party hereto is an independent contracting party and that in no event shall this Agreement be construed as creating a joint venture or partnership.

         14. ALTERATION. This Agreement embodies the complete agreement between the parties hereto and cannot be altered, changed, or modified except by written instrument.

         15. NOTICE. Every notice, demand, or other document or instrument required to be served upon either of the parties hereto shall be in writing and shall be deemed to have been duly served if mailed by Certified United States Mail, postage prepaid, return receipt requested, addressed to the parties at the addresses stated below:

                  To Buyer:

                  Pluma, Inc.
                  800 West Fieldcrest Road
                  Eden, NC  27289-0487

                  with a copy to:

                  Thomas T. Crumpler, Esq.
                  Allman Spry Humphreys & Leggett PA
                  380 Knollwood Street, Suite 700
                  Winston-Salem, NC  27103-4152

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                  To Seller:

                  Steve Jesseph
                  c/o Sara Lee Corporation
                  P.O. Box 2760
                  Winston-Salem, North Carolina  27102

                  with a copy to:

                  Sara Lee Corporation
                  P.O. Box 2760

                  Winston-Salem, North Carolina 27102
                  Attention:  F. Raine Remsburg

         16. SPECIAL CONDITIONS. If this Agreement is not fully executed by all parties by May 22, 1995, this Agreement shall be null and void.

         17. CONDITIONS PRECEDENT TO CLOSING. The obligation of Buyer to purchase the Property from Seller is subject to the satisfaction on or before the Closing of the following conditions, which may be waived in whole or in part by Buyer, but only in writing at or prior to Closing or by closing in the absence of any such writing.

              (a) All of the Seller's obligations hereunder shall have been performed with regard to the Property;

              (b) Seller must have good and marketable fee simple title to the Property, free and clear of all liens, encumbrances, covenants and conditions, save and except those Permitted Exceptions listed in Section 4 hereof which have been approved by Buyer as set forth below,

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and no Building or other improvement on the Property shall encroach upon any land adjoining the Property. As set forth above, prior to Closing, Buyer must have approved of those exceptions set forth in Section 4.

              In the event Buyer makes objection to the legal status of the title to the Property prior to Closing, then the Seller shall have a reasonable time, not exceeding sixty (60) days, to cure such objection, yet Seller shall have no obligation to cure any objection. If the Seller fails to cure such objection to title within sixty (60) days, then the Buyer may elect: (i) to proceed with the Closing pursuant to the terms of this Agreement, or (ii) to terminate its obligation to purchase the Property. In the event Buyer fails to notify Seller of its objections to the title to the Property prior to Closing, all objections to the title to the Property shall be waived by Buyer.

              Seller shall not cause any encumbrance to be placed on the Property between the date of this Agreement and the Closing Date ("New Encumbrances") except with the approval of the Buyer which approval shall not be unreasonably withheld or delayed (provided Buyer shall have no obligation to approve any new lease of the Buildings), and Seller shall have the obligation to remove all such New Encumbrances (not approved as aforesaid by Buyer) on the Closing Date.

              (c) Buyer must have procured by Closing (including a Phase II report, if Buyer deems necessary), an engineering report assessing the environmental condition of the Property and the Buildings located on the Property, and such report must be acceptable to Buyer, in its sole discretion.

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              (d) Buyer must have procured by Closing, engineering reports satisfactory to Buyer in its sole discretion, assessing the condition of the roof, roof curbs, the electrical systems, plumbing systems, heating and cooling systems, compressors, built-in appliances, if any, and other mechanical systems within the Buildings, and the structural soundness of the Buildings located on the Property (the "Soundness"), and certifying that the Buildings have been constructed in accordance with all applicable laws, rules and regulations including zoning laws, other building codes and fire codes covering the same (the "Compliance"), and also engineering reports certifying that the Buildings including the roofs and the landscape surrounding the Property drains properly. Each of the reports referenced above must be acceptable to Buyer, in its sole discretion. In the event any such report is unacceptable to the Buyer (but subject to the provisions hereinafter contained), then in such event Seller shall either repair any of the above-referenced items to good working order, or remedy any legal violation, as the case may be, or in the alternative, Seller shall notify Buyer that it will not repair or remediate (as the case may be), in which event, Buyer may terminate its obligations hereunder and the Earnest Money shall be returned to Buyer.

              (e) Buyer must have received by Closing (at Buyer's sole cost and expense) a current "as-built" survey of the Property prepared by a registered land surveyor or engineer, certified to the title company and to Buyer in full ALTA form, sufficient to cause the title company to delete the standard printed survey exception (except as to matters occurring after the date of said surveys). If Buyer elects not to procure this survey, this condition will be deemed to have been waived.

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              (f) The Property (including any improvements thereon) shall be in substantially the same condition as of the date hereof and which is in a condition which has not materially diminished after the date of execution hereof subject, however, to normal wear and tear only, provided, in the event the Property is not in the condition described above prior to Closing, Seller shall have the right (but not the obligation) to restore the Property to the condition described in this subparagraph (f), and Buyer would not have a right to terminate this Agreement in the event of such restoration. Buyer shall be permitted to enter the Property at any time, and from time to time, upon reasonable notice (and accompanied by Seller or Seller's representative) in order to satisfy itself that such condition has not materially diminished.

              (g) Seller must have furnished to Buyer a standard lien waiver acceptable to Buyer's title insurance company certifying that no work has been done within the statutory lien period for mechanics and materialman's liens which has not been paid for, or, if any such work has been done, agreeing to indemnify the title insurance company against any claims arising as a consequence of such work.

              If any of the foregoing conditions in this Section 17 shall fail to be satisfied within the time period set forth for each condition with regard to the Property, Buyer may, at its election: (i) terminate its obligations to purchase the Property (in which event the Earnest Money and all interest which has been earned thereon shall be paid to Buyer); or (ii) waive such condition and complete the purchase of the Property without any reduction in the Purchase Price.

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              Also, notwithstanding any provisions in this Section 17, if Buyer for any of the reasons stated elects not to complete the purchase of the Property on May 26, 1995, Seller shall have the right to terminate this Agreement and return the Earnest Money and accrued interest to Buyer. In such event, neither Buyer nor Seller shall have any claims or causes of action against the other arising from such event, and this Agreement shall be of no further force or effect.

         18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         19.      PERSONNEL MATTERS.

                  (a) All obligations, rights, and duties hereinafter described in this paragraph 19 and in paragraphs 20 and 21 are subject to the condition precedent that the closing occur as provided in paragraph 7.

                  (b) On June 11, 1995, Seller shall terminate all employees then employed by Seller in or at the Property, other than those listed on Exhibit C, attached hereto and incorporated herein by reference. It is understood that prior to May 26, 1995, Seller shall have the right to offer transfer to and transfer employees to other facilities of Seller and that such transferred employees shall not be considered employed in or at the Property on June 11, 1995.

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              (c) On or before June 12, 1995, Seller shall turn over to Buyer the personnel files of employees employed on June 11, 1995, by Seller in the Property, other than those listed on Exhibit C. Seller may retain copies of such personnel files, but the original files shall become property of Buyer. Except for those listed on Exhibit C, Buyer shall on or before May 27, 1995, offer employment to all of the employees employed by Seller at the Property on May 26, 1995 (the Acquired Employees), such employment with Buyer (if accepted) to be effective on June 12, 1995 (subject to subparagraph (g) hereof). Buyer shall in no event be under any obligation to retain such employees and this provision shall in no event constitute any right of any such employee to continue in the employ of Buyer.

              (d) Buyer will allow each Acquired Employee prior service credit of up to one year as reflected on Seller's records for the purpose of eligibility to participate in Buyer's 401(k) Plan.

              (e) Buyer will also allow each Acquired Employee prior service credit as reflected on Seller's records for the purpose of determining vacation entitlement. For calendar year 1995 only, Seller will be responsible for providing vacation pay earned by Acquired Employees under Seller's vacation policy from December 1, 1994 through June 11, 1995. Buyer will be responsible for vacation pay earned by Acquired Employees under Seller's vacation policy on and after June 12, 1995, through December 1, 1995. Effective January 1, 1996, Buyer will determine vacation eligibility for Acquired Employees under its own policy.

              (f) Buyer shall not assume or have any responsibility for the continuation of, or contributions to or other liabilities under the Seller's 401(k) Plan, Employee Stock Ownership

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Plan and Pension Plan, or any other Retirement Plans covering the eligible employees of Seller, and Seller shall retain any liability or responsibility in respect thereof through June 11, 1995. Each Acquired Employee who is a participant in the Seller's Benefit Plans shall not be credited with any additional benefits under the Benefit plans for any period beginning on or after June 12, 1995. Seller agrees that each Acquired Employee who is a participant in the Benefit Plans as of June 11, 1995, shall be vested in the benefits accrued for him or her pursuant to the provisions of such plans.

              (g) Buyer shall offer employment to the Acquired Employees on or before May 27, 1995. Prior to May 26, 1995, Seller shall allow Buyer to use the Property for the purpose of enrolling in Buyer's benefit plans employees to be acquired by Buyer. Buyer shall provide to such employees who 1) accept employment with Buyer, and 2) report to work on June 12, 1995 the opportunity to participate in all of Buyer's employee benefit plans for which each such employee would be eligible under the guidelines for such plans.

              (h) All Acquired Employees will continue to be eligible to participate in Seller's Medical and Dental Plans through June 11, 1995. Thereafter each Acquired Employee who reports for work with Buyer on June 12, 1995 will be eligible to participate in Buyer's Medical, Dental and Short Term Disability Plans.

              (i) Buyer will allow each Acquired Employee prior service credit as reflected on Seller's records for the purposes of internal plant transfers, layoffs, recall, and promotions at the Property under Buyer's policies.

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              (j) Acquired Employees who are disabled on June 11, 1995, and receiving disability benefits under Seller's benefit plans, shall, to the extent provided by Seller's benefit plans, fall under the Seller's disability plan until the end of their disability period. Acquired Employees receiving disability benefits on June 11, 1995, shall, to the extent provided by Seller's benefit plans, fall under the Seller's disability plan until their recovery from illness or injury or for 26 weeks, whichever occurs first. Exhibit D attached hereto and incorporated herein sets forth all Acquired Employees who were receiving disability payments on May 10, 1995. Such Exhibit shall be updated through June 11, 1995.

         20. NON-SOLICITATION OF EMPLOYEES. After June 11, 1995, Seller shall not solicit any employee of Buyer for employment with Seller for a period of eighteen (18) months immediately following June 11, 1995, except as Buyer or a party who would be adversely affected thereby may otherwise agree in writing.

         21.      BOOKS AND RECORDS.

              (a) For a period of six years following May 26, 1995, Buyer shall retain and afford, and will cause its affiliates to retain and afford, to Seller, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data of what was the Property with respect to the period prior to May 26, 1995, to the extent that such access may be reasonably required by Seller to facilitate (i) the preparation by Seller of such tax returns as it may be required to file with respect to the operations of what was the Property, the making of any election related to taxes or in connection with any audit, amended return, claim for refund

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or any suit or proceeding with respect thereto, (ii) the investigation, litigation and final disposition of any claims, suits or proceedings which may have been or may be made against Seller in connection with what was the Property, and (iii) the payment of any amount in connection with any liabilities or obligations which have not been assumed by Buyer under this Agreement.

              (b) Buyer shall further cooperate with Seller in the preparation for and prosecution of the defense of any audit, claim, action or cause of action arising out of or relating to any liability relating to what was the Property in which Seller has been named as a defendant including, without limitation, by making available evidence within the control of Buyer and persons needed as witnesses employed by Buyer, in each case as reasonably needed for such defense. Seller shall reimburse Buyer for its out-of-pocket costs relating to its cooperation under this subparagraph.

              (c) For a period of six years following May 26, 1995, Seller shall retain and afford to Buyer, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data of what was the Property with respect to the period prior to May 26, 1995, to the extent that such access may be reasonably required by Buyer or any affiliate of Buyer to facilitate (i) the preparation by Buyer or such affiliate of such tax returns as it may be required to file with respect to the operations of what was Seller's business, the making of any election relating to taxes or in connection with any audit, amended return, claim for refund or any suit or proceeding with respect thereto, (ii) the investigation, litigation and final disposition of any claims, suits or proceedings which may have been or may be made against Buyer or such

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affiliate in connection with what was the Property and (iii) the payment of any amount in connection with any liabilities or obligations which have not been assumed by Seller under this Agreement.

              (d) Seller further agrees to cooperate with Buyer in the preparation for and prosecution of the defense of any audit, claim, action or cause of action arising out of or relating to any liability relating to the operations of what was the Property which arose prior to May 26, 1995, including, without limitation, making available evidence within the control of Seller and persons needed as witnesses employed by Seller, in each case as reasonably needed for such defense. Buyer shall reimburse Seller for their out-of-pocket costs relating to its cooperation under this subparagraph.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date and year first above written.

                                               BUYER:

                                               PLUMA, INC.

                                               BY:    /s/ R. Duke Ferrell, Jr.

                                                                 President

                                               SELLER:

                                               SARA LEE CORPORATION

                                               BY:   /s/

                                                        Vice-President